Exhibit 10.2

HERBST GAMING, LLC

January 11, 2011

Donna Lehmann

c/o Herbst Gaming

3440 West Russell Road
Las Vegas, Nevada 89118

Dear Donna:

This letter (the “Letter Agreement”) confirms our offer of employment with Herbst Gaming, LLC (the “Company”) under the following terms and conditions and replaces all previous agreements and understandings, whether written or oral.

1.                                       Position and Responsibilities.

(a)                                  You will be employed by the Company in the position of Chief Financial Officer.  Where required by the Company, you will also provide services at no extra remuneration to any parent, subsidiary, affiliated or associated companies of the Company (collectively, the “Group”).  You will be based in the Company’s headquarters but may be required to travel on business from time to time, as the Company requires.

(b)                                 Your hiring and continued employment with the Company is conditioned upon your continued compliance with all applicable federal and state laws, rules and regulations, and your maintaining all necessary licenses, qualifications and certificates of suitability issued by any gaming authority with jurisdiction over your employment.

(c)                                  You shall at all times act in accordance with all staff manuals, policies and procedures of the Company, including any amendments, alterations and additions made from time to time thereto.  To the extent any terms of this Letter Agreement conflict with any terms of any written manuals, policies and procedures of the Company, the terms of this Letter Agreement shall govern.

(d)                                 You will report directly to the Chief Executive Officer, but this reporting relationship may change in accordance with the requirements of the business of the Company.

(e)                                  During your employment, you shall devote your whole time and attention to your duties and responsibilities under this Letter Agreement. You agree not to accept any outside employment without the prior written consent of the Company.

2.                                       Commencement and Term.

(a)                                  Your employment will commence on December 31, 2010 (the “Effective Date”) and will terminate on the first (1st) anniversary thereof (the “Term”), with the understanding that no later than sixty (60) days prior to the expiration of the Term you and the Company will commence discussions regarding any future role you may play with the Company.

(b)                                 Notwithstanding the foregoing, all Company employees are employed on an “at-will” basis.  This means that either you or the Company can terminate your employment at any time and for any reason, with or without notice, subject to the provisions of the Executive Severance Agreement described in Section 6, if and to the extent applicable to any termination.  Moreover, if you resign during the Term, you will be required to give the Company sixty (60) days notice in writing.  The Company will have the right to discontinue your services at any point during the notice period and to cease providing any further compensation to you pursuant to Section 3 or any benefits pursuant to Section 4.

3.                                       Remuneration.

(a)                                  Your base salary will be two hundred fifty thousand dollars ($250,000) per year, payable in installments on a bi-monthly basis in accordance with the Company’s payroll practices in effect from time to time, subject to the applicable taxes.

(b)                                 You will be eligible to receive an annual bonus, according to the Company’s practices in effect from time to time, and subject to applicable taxes, which will be determined based on the Company’s actual performance with respect to specified objectives for the applicable fiscal year relative to a budget for such fiscal year that has been approved by the Board and your performance, with a guarantee of twenty percent (20%) of your base salary and eligibility for an additional thirty percent (30%) of your base salary for a maximum bonus of fifty percent (50%) of your base salary.  Unless otherwise provided in the Executive Severance Agreement, discretionary bonuses are not earned or paid on a pro-rated basis and are subject to your continued employment at the time of payment.

(c)                                  You will be permitted to participate in the Herbst Gaming, LLC 2011 Long Term Incentive Plan, in accordance with the terms of the plan and an agreement entered into in connection therewith.

4.                                       Benefits.

(a)                                  You will receive paid time off each year to the same extent as other executives of the Company, which will be accrued pro-rata on a monthly basis and will be subject to the Company’s policies regarding paid time off.

(b)                                 Subject to you complying with and satisfying the applicable requirements of the Company plans, you will be entitled to participate in the Company’s standard medical, dental and life insurance plans effective the first day of the month following the Effective Date.  The details of the Company’s benefit plans will be provided to you separately.  The Company reserves the right to change the terms of or eliminate its benefit programs at any time, without notice.

(c)                                  The Company will pay on your behalf or reimburse you for all reasonable out-of-pocket expenses incurred for your continuing professional education and CPA licensing fees during the Term in the course of performing your duties under this Letter Agreement upon your timely submission of appropriate documentation to the Company.

5.                                       Representations.

You represent that you are free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any of your prior employers.

6.                                       Executive Severance Agreement and Duty of Loyalty Agreement.

You will be eligible to receive the Severance Package described in the Executive Severance Agreement that is attached to and made a part of this Letter Agreement in the event that your employment is terminated without Cause (as defined therein) prior to the end to the Term, subject to your execution of and compliance with the Duty of Loyalty Agreement that is also attached hereto, and subject to the other terms and conditions set forth in each agreement.

7.                                       Severability.

If any provision of this Letter Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the remaining provisions of this Letter Agreement shall continue in full force and effect.

8.                                       Entire Agreement.

This Letter Agreement, together with the attachments, contains the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties relating to the subject matter set forth herein.  All agreements between the Company and any of its affiliates, on the one hand, and you, on the other hand, have been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreements), and have been superseded by this Letter Agreement and any attachments hereto.  No subsequent agreement or representation, and no change, modification or extension of this Letter Agreement shall be binding on the Company unless it is set forth in writing signed by you and the Company.

9.                                       Law and Jurisdiction.

(a)                                  Your employment with the Company and the provisions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflict of law provisions thereof.

(b)                                 Unless arbitration is otherwise required by any other agreement between you and the Company, any action or proceeding arising out of or relating to this Letter Agreement and your employment with the Company shall be submitted to the exclusive jurisdiction of the state or federal courts located in Clark County, Nevada.  You and the Company expressly consent to the jurisdiction of, and venue in, such courts and specifically waive any defense of inconvenient forum.  Both parties further waive the right to a trial by jury, except as such waiver is prohibited by the laws applicable to the specific action or proceeding.

Please sign, date and return the enclosed duplicate of this Letter Agreement, in order to acknowledge your agreement to its terms and conditions.

Sincerely,

Herbst Gaming, LLC

By:	/s/ DAVID D. ROSS
	Name:	David D. Ross
	Title:	Chief Executive Officer

THE ABOVE REFLECTS MY UNDERSTANDING AND MY AGREEMENT WITH RESPECT TO MY EMPLOYMENT BY HERBST GAMING, LLC

/s/ DONNA LEHMANN
Donna Lehmann
Dated: January 11, 2011

Attachments:

Executive Severance Agreement

Duty of Loyalty Agreement